Exhibit 16.1


May  15,  2001


Office  of  the  Chief  Accountant
SECPS  Letter  File
Securities  and  Exchange  Commission
Mail  Stop  9-5
450  Fifty  Street,  N.W.
Washington,  D.C.  20549

Re:Asia4Sale.com,  Inc.
Commission  File  No.  000-27735

Ladies  and  Gentlemen:

We were previously the independent accountants for the Company and on April 28, 2000, we reported on the financial statements of the Company for the year ended December 31, 1999.

We have read Item 4 of Form 8-K dated May 15, 2001, of Asia4Sale.com, Inc. and are in agreement with the statements contained in paragraph 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/   HJ  &  Associates,  LLC
-----------------------------
HJ  &  Associates,  LLC
(formerly  Jones,  Jensen  &  Company)


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